EXHIBIT 10.1


                              BASIC ORDER AGREEMENT

                                     BETWEEN

                          DIGITAL EQUIPMENT CORPORATION

                                       AND

                                ZYTEC CORPORATION

                                       FOR

                                 POWER SUPPLIES


TABLE OF CONTENTS

   1.    BASIC ORDER AGREEMENT
   2.    PURCHASE ORDERS
   3.    PURCHASE PERIOD
   4.    PRODUCTS SHIPPED TO A THIRD PARTY LOGISTICS SUPPLIER (3PL)
   5.    PRODUCTS SHIPPED ON A JIT BASIS
   6.    PRICING
   7.    DELIVERY
   8.    QUALITY, INSPECTION AND ACCEPTANCE
   9.    PAYMENT AND SET-OFF
  10.    WARRANY
  11.    CONFIDENTIAL INFORMATION AND ADVERTISING
  12.    INTELLECTUAL PROPERTY INDEMNITY
  13.    CHANGES
  14.    TERM OF AVAILABILITY
  15.    U.S. CUSTOMS, MARKING, AND DUTY DRAWBACK
  16.    FORCE MAJEURE
  17.    COMPLIANCE WITH LAWS
  18.    TERMINATION FOR CAUSE
  19.    BUSINESS REVIEWS
  20.    NOTICES
  21.    SURVIVAL
  22.    GENERAL
  23.    EXHIBIT A PRODUCTS, PRICING & LEADTIME
  24.    EXHIBIT B FLEXIBILITY
  25.    EXHIBIT C CANCELLATION
  26.    EXHIBIT D SAMPLE 3PL AMENDMENT
  27.    EXHIBIT E MCS PACKAGING GUIDE
  28.    EXHIBIT F QUALITY AND RELIABILITY


1. BASIC ORDER AGREEMENT

A. This Basic Order Agreement and all attachments (called the "Agreement") is made by Digital Equipment Corporation ("Buyer") and Zytec Corporation ("Seller"). Buyer's worldwide subsidiaries may place Purchase Orders under this Agreement per Section 2.A. The Terms and Conditions contained in this Agreement exclusively govern the purchase and sale of the material more fully described in Exhibit A, Products, Pricing and Leadtime ("Material") and in applicable specifications attached hereto and/or incorporated herein by reference.

B. This agreement does not specify a quantity of Material to be procured by Buyer, NOR DOES THIS AGREEMENT OBLIGATE BUYER TO PURCHASE ANY MATERIAL. All such quantities will be specified on a Buyer's order as defined in Section 2.A. Purchase Orders issued under the provisions of this Agreement are incorporated herein by reference.

C. Notwithstanding the requirement in Section 22, General, for two signatures to amend the BOA, if any term typed on the face of an issued Purchase Order conflicts with the terms of the Agreement, the typed Purchase Order term shall take precedence over this Agreement for such Purchase Order.


2. PURCHASE ORDERS

A. The term "Purchase Order" shall mean Buyer's written purchase order form and any documents incorporated therein by reference.

B. Buyer will order Material by issuing facsimile, e-mail or telephonic orders or Purchase Orders. Buyer will issue confirming written Purchase Orders within ten (10) days after issuing such facsimile, e-mail or telephonic orders. Each Purchase Order will specify items such as: Material, quantity, delivery schedule, destination, and total price of Purchase Order. Each Purchase Order issued under this Agreement shall be made a part of, and be incorporated into, this Agreement. Seller shall have five (5) days after receipt to reject the Purchase Order. By not rejecting the Purchase Order within five (5) days, Seller will have accepted the Purchase Order. Acceptance by Seller is limited to the provisions of the Agreement and the Purchase Order. No additional or different provisions proposed by Seller shall apply. In addition, the parties agree that this Agreement and issued Purchase Orders constitute the Contract for the Sale of Goods and satisfy all statutory and legal formalities of a contract.

C. If Buyer's Purchase Order specifies export after passage of title, Seller shall furnish Buyer with all necessary Export/Import documentation. If Buyer's Purchase Order specifies export before passage of title, Seller shall prepare all Export/Import documentation and furnish a copy to Buyer. Export/Import documentation shall be in accordance with the INCOTERMS then in force.

D. Orders placed and acknowledgments sent under this Agreement may be sent in writing or by electronic means. The parties agree: I) the provisions of the uniform Commercial Code Section 2-201 (Statute of Frauds) shall not apply to these electronic transmissions; II) these electronic transmissions shall be deemed to satisfy any legal formalities requiring that agreements be in writing;
III) computer maintained records when produced in hard copy form shall constitute business records and shall be admissible to the same extent as other generally recognized business records.


3. PURCHASE PERIOD

 A. The period during which Buyer may issue Purchase Orders under this Agreement (Purchase Period) shall last three (3) years, beginning on the date of the last signature on this contract and expiring three years later.

B. The Purchase Period may be extended by Buyer for one (1) additional year upon no less than thirty (30) days written notice to the Seller prior to the end of the current Purchase Period.


4. PRODUCTS SHIPPED TO A THIRD PARTY LOGISTICS SUPPLIER (3PL)

A. For products shipped from Seller to a 3PL supplier on behalf of Buyer a separate amendment may be developed that will contain specific terms and conditions for specific products. A sample of such an amendment is contained in Exhibit D, Sample 3PL Amendment. If a separate amendment is not developed the Terms and Conditions contained herein apply.


5. PRODUCTS SHIPPED ON A JIT BASIS

For all products that we have agreed will be shipped on a JIT basis supplier must develop the required, methods, procedures, processes, etc. to meet Buyer's requirements. The specific requirements for each product or family of products will be negotiated and agreed to annually.


6. PRICING

 A. The prices set forth in Exhibit A, Products, Pricing & Leadtime, shall remain fixed for the period set forth therein (Pricing period). Thirty (30) days prior to the end of the then current Pricing Period, Buyer and Seller shall review the pricing and Material for the next Pricing Period. If Buyer and Seller reach agreement, a new Exhibit A shall be generated for the next Pricing Period and shall be added by amendment to this Agreement. If Buyer and Seller fail to reach agreement on pricing and Material for the next Pricing Period, this Agreement may be terminated at the end of the then current Pricing Period. Buyer's sole liability to Seller for such termination shall be to pay Seller any unpaid balance due for conforming material: 1. Delivered against Buyer's Purchase Order(s) before receipt of Buyer's termination notice; or 2. Ordered by Buyer and scheduled for delivery within the notice period specified in Exhibit C, Cancellation.

B. Prices include all charges such as packaging, packing, customs duties imposed before passage of title, and all applicable taxes except sales, use, and other such taxes imposed upon the sale or transfer of Material for which Buyer is solely responsible under applicable law and for which Buyer is properly invoiced by Seller.

C. Prices will be expressed in U.S. Dollars and payment will be made in U.S. dollars. Current products will be converted to U.S. dollars at the rate of
10.573 ATS/USD.

D. Prices will be agreed upon by referencing the Buyer's Power Supply Cost Model, competitive quotes, prices of similar products now being purchased from Seller or other power supply suppliers to Buyer as well as the exchange rate between the USD and the ATS for products Seller manufactures in Austria.

E. Prices will decline on an annual basis with the percent reduction to be agreed to prior to June1st of each calendar year for which this agreement is in force. Buyer and Seller agree to work together to reduce the cost of the products through value engineering activities.

F. For Material purchased under Section 14, Term of Availability, Seller shall adjust prices no more than once in every calendar year. Seller shall notify Buyer 60 days in advance for price adjustment requests. Any adjustments shall be applicable to the PO's issued on or after the effective date of the adjustment. Seller shall provide objective evidence to Buyer for any price increases.


7. DELIVERY

 A. Buyer's Purchase Orders shall state Seller's committed delivery dates for Material. TIME AND RATE OF DELIVERY ARE OF THE ESSENCE OF ALL PURCHASES MADE UNDER THIS AGREEMENT. The minimum agreed period between Buyer's issuance of a Purchase Order and the scheduled delivery date (hereinafter "LEADTIME") shall be as stated in Exhibit A, Products, Pricing and Leadtime.

B. All deliveries shall be F.O.B. Origin, Freight Collect. Buyer shall select carrier.

C. If Seller delivers Material more than three (3) days in advance of the scheduled delivery date, Buyer may either return such Material at Seller's expense for subsequent delivery on the original delivery date or retain such Material and postpone payment until it would have been due if Seller had delivered Material as scheduled. Without limiting any of Buyer's rights and remedies in equity or at law, if Seller is late in meeting the scheduled delivery date, Buyer may require that Seller ship the Material via premium means with Seller responsible for any incremental added cost, or may cancel the order for such Material without liability.

D. Seller shall deliver the exact quantity of Material scheduled. If Seller delivers less than the scheduled requirement, Seller shall correct the shortage within a two (2) day period. If Seller fails to correct such shortage within this period, without limiting any of Buyer's rights and remedies in equity or at law, Buyer may cancel and/or return all or part of the order without cost or liability. If Seller delivers more than the quantity ordered, Buyer may return excess Material at Seller's expense.

E. Buyer may, without cost or liability except as specified elsewhere in this contract ,reschedule delivery of any Material and/or cancel Purchase Orders or parts of them, by giving notice as specified in Exhibit C, Cancellation.

F. Buyer shall use its best efforts to forecast its intended purchases for a twelve (12) month period on a monthly or weekly basis. Such forecast is for Seller's convenience only, and shall not create any liability for Buyer or obligation to purchase Material except as specified elsewhere in this contract. MCS, Buyers service division, will provide a rolling monthly forecast updated quarterly for spares and repairs.

G. Buyer will measure Seller's performance against commitments for the purpose of establishing Seller's rate of timely delivery and schedule flexibility improvements against the Buyer's requirements. Timely delivery shall mean delivery of scheduled quantities no more than three (3) days early, or zero (0) days late.

H. Buyer and Seller agree that all Material shall be classified for shipping purposes as specified in Buyer's Purchase Orders. If Buyer fails to specify freight classification, Seller shall select the proper and most economical freight classification. If Seller fails to classify any Material as provided above, and Buyer incurs increased transportation costs, Buyer may either recover such costs directly from Seller or deduct such costs from any amounts due Seller.

I. Seller shall accept and process Priority One (P1) Spares emergency orders twenty-four (24) hours per day three hundred and sixty five (365) days per year. Seller shall ship said order within twenty-four (24) hours after receipt of a Purchase Order at Sellers' facility. If Buyer places a P1 order due to late shipment by Seller, Seller shall be responsible for transportation charges.

J. Seller agrees that leadtime for repairs shall be fourteen (14) days from receipt of repairs at Seller's facility.


8. QUALITY, INSPECTION AND ACCEPTANCE

A. Buyer, or its designee if the destination for Material is other than the Buyer's site, may inspect Material at its destination. Material shall be deemed non-conforming if it fails to comply in any way with applicable specifications. Buyer may within forty (40) days after delivery, return non-conforming Material to Seller for credit or replacement within warranty period. Seller shall repair or replace at their option. Seller will bear all costs and risk of loss. Seller shall provide Buyer with a block of RMA's for authorization of return of non-conforming material . Buyer shall return non-conforming material on a weekly basis. All material returned to Seller shall be replaced by Seller within seven
(7) days.

B. Seller authorizes Buyer to perform source inspection and process control audits at Seller's manufacturing facilities but this shall in no way relieve Seller of its obligation to deliver conforming material or waive Buyer's right of rejection at its destination.

C. Seller agrees to meet the PPM goals established by Buyer that are defined as "Best in Class" by Buyer and deemed necessary by Buyer. PPM goals may be established for each product separately, or may be established for a group of products or may be established based on the sum of all products supplied to Buyer by Seller.


9. PAYMENT AND SET OFF

A. Buyer shall issue payment greater of following conditions: net 30 calendar days after shipment, or net 30 calendar days after date of invoice or net five days after receipt of material.

B. Amounts owed to Buyer due to rejections of Material or discrepancies on paid invoices will be fully credited against future invoices payable by Buyer. Buyer and Seller agree to continue to work to rid payment process of debit and credit memos either through Seller's "Skyhook Program", Buyers "Return For Credit Program" or through other mutually agreed upon means.

C. Buyer shall have the right at any time to set-off any amount owed from Seller to Buyer or its subsidiaries or affiliates against any amount payable by Buyer pursuant to this Agreement and/or any Purchase Order issued hereunder, provided such set-off does not contravene applicable exchange control laws or any other applicable statute.


10. WARRANTY

A. Seller warrants for thirty-six (36) months, unless specified otherwise in Exhibit G, Warranty, from date of acceptance of Material by Buyer that all Material shall be free from defects in Material, workmanship, and design, shall conform to applicable specifications, drawings, samples, and descriptions referred to in this Agreement and shall be suitable for the purpose for which intended. Seller warrants it has the right to convey the Material and that the Material is free of all liens and encumbrances, and that the Material does not infringe on any intellectual property interest. These warranties shall survive any inspection, delivery, payment clauses, and termination of this Agreement, and shall run to Buyer, its customers, successors and assigns.

B. Seller shall correct defects in Material at its facility. At Seller's option, Seller shall repair or replace all defective Material within five (5) days of receipt of such Material. Seller shall bear all warranty costs such as labor, material, inspection, and shipping to and from Buyer's facilities.

C. Seller warrants that for twelve (12) months after Buyer's acceptance of repairs, all repairs shall be free from defects in material, workmanship and design and shall conform to all applicable specifications, drawings, samples and descriptions as referred to in the Agreement and shall be suitable for the purposes for which intended. These warranties shall survive any inspection, delivery and payment clauses and termination of this agreement and shall run to Buyer its customers, successors and assignees.


11. CONFIDENTIAL INFORMATION AND ADVERTISING

A. Seller shall maintain as confidential and shall not disclose to any person outside its employ, nor use for purposes other than performance of this Agreement, any specifications, drawings, blueprints, data, business information, or other confidential information which Seller learns by virtue of this Agreement, except as required by law, and after written notice to Buyer. Upon termination of this Agreement, Seller shall promptly return to Buyer all confidential material and all copies.

B. Without Buyer's prior written consent, Seller shall not in any manner disclose, advertise, or publish the existence or terms of transactions under this Agreement unless such disclosure is required by applicable law or government regulations, in which case prior to making such disclosure the seller shall give written notice to Buyer.

C. Buyer may reproduce and use Seller's manuals, schematics, and merchandising literature provided by Seller under this Agreement.


12. INTELLECTUAL PROPERTY INDEMNITY

A. Seller shall defend, at its expense, any claim against Buyer alleging that Material, or any part thereof infringes any patent, copyright, trademark, trade secret, mask work, or other intellectual property interest in any country and shall pay all costs and damages awarded, if Seller is notified promptly in writing of such a claim. If an injunction against Buyer's or Buyer's customer's use, sale, lease, license, or other distribution of the Material or any part thereof results from such a claim (or, if Buyer reasonably believes such an injunction is likely), Seller shall, at its expense, (and in addition to the Seller's other obligations, hereunder) and as Buyer requests: obtain for Buyer and/or Buyer's customers the right to continue using, selling, leasing, licensing, or otherwise distributing the Material; or replace or modify it so it becomes noninfringing but functionally equivalent. The provisions of this Section shall not apply to any claim for infringement resulting solely from Seller's compliance with Buyer's detailed design specifications, where provided.


13. CHANGES

A. No changes shall be made in the form, fit, function, design, appearance, reliability, place of manufacture, or packing and packaging of Material without Buyer's prior written approval.


14. TERM OF AVAILABILITY

A. In consideration for Buyer's purchase of any Material hereunder, Seller grants to Buyer the option to purchase Material, at the last revision level purchased under this Agreement, for the period of seven (7) years after the last purchase against this Agreement, or for as long as said Material is made available to any of Seller's other customers, whichever is the later. The quantity of Material under this option shall be limited to a maximum of one (1) times the amount of Material purchased during the term of this Agreement.

B. Thereafter, Seller may discontinue availability of Material by giving Buyer twelve (12) months prior written notice, provided that, at Buyer's option, Seller shall: 1. Grant to Buyer a royalty-free, non-exclusive, worldwide license to make, have made, use, sell, or otherwise dispose of said material, and furnish Buyer all necessary documentation, specifications, drawings, and other data, including its sources for raw material necessary to make such Material; or
2. Sell Buyer sufficient quantities of Material as Buyer deems necessary, up to the quantity limit listed in Clause A. above.

C. The parties shall negotiate in good faith the Terms and Conditions of the purchase or license set forth in Clauses A. and B. above. However, in no event shall the purchase price for Material, or any other charges related to Buyer's exercise of its rights in Clause B. above, exceed the prices then charged to Seller's other customers for like quantities of Material at like volumes.


15. U.S. CUSTOMS, MARKING, AND DUTY DRAWBACK

A. Country of Origin: 1. "Country of Origin" Marking: The Seller shall mark, in English, all Material with the Country of Origin (manufacture), in compliance with Section 304 of the United States Tariff Act. Both the Material and its container must be conspicuously marked with the Country of Origin. If the Material itself cannot be marked legibly due to size, then its immediate container must be marked. 2. For each delivery against purchases made under this Agreement, Seller shall furnish Buyer with a signed certificate stating Country of Origin (manufacture) by quantity and part number (Buyer's and Seller's).

B. Duty Drawback: 1. For each purchase under this Agreement, and for each item of Material delivered hereunder for which U.S. Customs import duties have been paid upon importation, or for Materials that contain parts for which import duties have been paid, Seller shall furnish Buyer with a signed "MANUFACTURING DRAWBACK ENTRY and/or CERTIFICATE" (U.S. Customs Form #CF331 or its successor). Seller warrants that information contained in such Form #CF331 shall be accurate and shall comply with United States Duty Drawback and Customs laws and regulations. Seller shall indemnify and hold Buyer harmless from and against any claims, costs, or damages resulting from or arising out of Buyer's reliance on such information and/or Form #CF331 2. Seller shall provide such required Form(s) #CF331, and/or information, at the end of each fiscal quarter, unless otherwise agreed in writing by both parties. 3. Buyer reserves its first right to claim Duty Drawback on all purchases made under this Agreement.


16. FORCE MAJEURE

A. Neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to fire, flood, or other natural disaster, war, embargo, riot, or the intervention of any government authority, provided that the party so delayed immediately notifies the other party of such delay. If Seller's performance is delayed for these reasons for a cumulative period of twenty (20) days or more, Buyer may terminate this Agreement and/or any Purchase Order hereunder by giving Seller written notice, which termination shall become effective upon receipt of such notice. If Buyer terminates, its sole liability under this Agreement or any Purchase Orders issued hereunder will be to pay any balance due for conforming Material (1) delivered by Seller before receipt of Buyer's termination notice; and (2) ordered by Buy for delivery and actually delivered within fifteen (15) days after receipt of Buyer's termination notice.


17. COMPLIANCE WITH LAWS

A. All Material supplied and work performed under this Agreement shall comply with all applicable United States and foreign laws and regulations including, but not limited to, emission and safety standards, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. Sections 201-219), the Toxic Substance Control Act of 1976 (15 U.S.C. Section 2601), all laws restraining the use of convict labor, and Worker's Compensation Laws. Upon request, Seller agrees to certify compliance with any applicable law or regulations. Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

B. The following provisions and clauses of the Federal Acquisition Regulation
(FAR), 48 CFR Chapter 1, are hereby incorporated by reference, with the same force and effect as if they were given in full text and are hereby made binding upon the subcontractor or vendor. Where the clauses or provisions say "Contractor", substitute "subcontractor or vendor." 1) Nonexempt Subcontracts and Purchase Orders over $2,500: 52.222-36 Affirmative Action for Handicapped Workers (APR 1984) 2) Nonexempt Subcontracts and Purchase Orders over $10,000 or subcontracts and purchase orders the aggregate value of which in any twelve month period exceeds or can be expected to exceed $10,000: 52.222-26 Equal Opportunity (APR 1984) 3) Nonexempt Subcontracts and Purchase Orders over $10,000: 52.222-21 Certification of Nonsegregated Facilities (APR 1984) 52.222-35 Affirmative Action for Special Disabled and Vietnam Era Veterans (APR
1984) 4) Subcontracts and Purchase Orders over the small purchase limitation, $25,000: 52.219-13 Utilization of Women-Owned Small Business (AUG. 1986) 5) Subcontracts over $500,000, except for small business concerns: 52.219-8 Utilization of Small Business Concerns and Small Disadvantaged Business Concerns (FEB 1990) A copy of the Filing Standard Form 100 (EEO-1) and Development of Affirmative Action Compliance Program is incorporated herein by reference.

C. The provisions of the Clean Air Act (42 U.S.C. Sections 7401 et seq.) and the Clean Water Act (33 U.S.C. Sections 1251 et seq.) are made a part of this Agreement. A copy of the Certification required under these statutes is incorporated herein by reference.

D. The provisions of any applicable State "Right-To-Know" laws and regulations are made a part of this Agreement. A copy of the applicable Material Safety Data Sheets as required under such laws and regulations shall be provided by Seller upon delivery of Material and updated as necessary.

E. This Agreement is subject to all applicable United States laws and regulations relating to exports and to all administrative acts of the U.S. Government pursuant to such laws and regulations.

G. The 1980 United Nations Convention on contracts for the international sale of goods shall not apply to this agreement or any order issued under this agreement


18. TERMINATION FOR CAUSE

A. The occurrence of any of the following constitutes a breach and is cause for Buyer's termination of this Agreement and or/its Purchase Orders.

1. Seller fails to deliver Material on time without having notified and obtained written agreement from Buyer.

2. Material does not conform to the applicable descriptions or specifications.

3. Seller fails to perform any material provision of this Agreement.

4. Seller assigns this Agreement, or any obligation or right hereunder. (The word "assign" to include, without limitation, a transfer of major interest in Seller.)

5. Seller merges with a third-party (not a parent or subsidiary company), without the prior written consent of Buyer.

6. Seller becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of Seller's assets.

B. Seller must cure any of the above breaches except late delivery pursuant to Clause A., Paragraph l., above, for which there shall be no cure period, and notify Buyer of such cure within ten (10) days from receipt of a notice to cure from Buyer. If Seller fails to so cure, Buyer may terminate this Agreement and/or any Purchase Orders under it by giving Seller written notice. Buyer shall have no liability except for payment of any balance due for conforming Material delivered before the date of Buyer's notice to cure.


19. BUSINESS REVIEWS

A. Buyer and Seller shall, each at their own expense, meet periodically to review performance, business transacted, and to identify and resolve those issues which have arisen since the last business review meeting.


20. NOTICES

Any notice given under this Agreement shall be written or sent by telex or facsimile. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination, and provides proof of delivery to the sender. Any telex or facsimile notice must be followed within three (3) days by written notice. All notices shall be effective when first received at the following addresses:


If to Seller:                               If to Buyer:

Vice President - Sales & Marketing  Power Commodity Manager
Zytec Corporation                           Digital Equipment Corporation
7575 Market Place Drive                     129 Parker St.
Eden Prairie, MN 55344                      Maynard, MA 01754

with copies to:                             with copies to:

Josef J. Matz                               Vice President and General Counsel
Managing Director                           Digital Equipment Corporation
Zytec GmBH                                  111 Powdermill Road
Breitenfurter Strabe 251                    Maynard, MA 01754
A-1231 Vienna, Austria


21. SURVIVAL

A. The provisions of this Agreement dealing with Delivery, Payment and Set-Off, Warranty, Pricing, Confidential Information and Advertising, Intellectual Property Indemnity, Term of Availability, U.S. Customs, Marking, and Duty Drawback Requirements, Compliance with Laws, and General shall survive termination or expiration of this Agreement.


22. GENERAL

A. This Agreement is the complete and entire understanding between the parties on this subject matter and supersedes all prior agreements, discussions, proposals, representations, statements, or understandings whether written or oral on this subject between them. The provisions of this Agreement may be amended or waived only by a writing executed by the authorized representatives of the parties hereto.

B. In the event that either party to this Agreement shall, on any occasion, fail to perform any provision of this Agreement, and the other party does not enforce that provision, the failure to enforce shall not prevent enforcement of the provision on any other occasion.

C. As used in this Agreement, except where otherwise noted, the term "days" shall mean business days.

D. Seller, including its servants, agents and employees, is an independent contractor and not an agent or employee of Buyer. Without limiting the generality of the foregoing, Seller is not authorized to represent or make any commitments on behalf of Buyer, and Buyer expressly disclaims any liability therefore.

E. Additional terms are included in Exhibit A through Exhibit F are incorporated herein by reference.

F. All rights and remedies conferred by this Agreement, by any other instrument, or by law are cumulative and may be exercised singularly or concurrently. If any provision of this Agreement is held invalid by any law or regulation of any government or by any court, such invalidity shall not effect the enforceability of any other provisions hereof. This Agreement and any Purchase Orders issued hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement under seal as of the date(s) set forth below.

ZYTEC CORPORATION                             DIGITAL EQUIPMENT CORPORATION
(Seller)                                      (Buyer)

By /s/ John M. Steel                          By /s/ John P. Murphy
   --------------------------------              -------------------------------
(Signature)                                   (Signature)

John M. Steel                                 John P. Murphy
Vice President Sales & Marketing              Acquisition consultant
(Title)                                       (Title)

March 24, 1997                                March 17, 1997
-----------------------------------           ----------------------------------
(Date)                                        (Date)


By /s/ Josef J. Matz
----------------------------------
(Signature)

Josef J. Matz
Managing Director
(Title)

March 20, 1997
----------------------------------
(Date)



23. EXHIBIT A   PRODUCTS, PRICING & LEADTIME

DIGITAL PN                 DESCRIPTION            APRIL, 1997 -    VOLUME
----------                 -----------            -------------    ------
                                                  JUNE, 1997       FORECAST
                                                  ----------       --------
                                                  PRICE
                                                  -----

                  *  CONFIDENTIAL TREATMENT REQUESTED*


24. EXHIBIT B FLEXIBILITY
                                                  Upside Flex      Downside Flex

                  *  CONFIDENTIAL TREATMENT REQUESTED*


25. EXHIBIT C CANCELLATION


                  *  CONFIDENTIAL TREATMENT REQUESTED*


26. EXHIBIT D SAMPLE 3PL AMENDMENT

PART NUMBER       *


PRICE FOR Q4 FY97 *


FLEXIBILITY

         SELLER WILL MAINTAIN * OF STOCK AT THE 3PL FIRM AT ALL
         TIMES. IN ADDITION SELLER WILL HAVE RAW MATERIAL POSITIONED TO MEET THE FOLLOWING UPSIDE REQUESTS

         BUSINESS DAYS BEFORE               FLEXIBILITY PERCENTS
         MATERIAL IS SCHEDULED
         TO BE SHIPPED

                                            QUANTITY          QUANTITY
                                            INCREASE          PUSH OUT
                                            PERCENT           PERCENT

          *                                    *                 *

          *                                    *                 *

          *                                    *                 *

The * schedule change is an increase for any particular weekly bucket to the original purchase order schedule. For example, if the original schedule is * per week, a change to * or * units per week can be supported by Seller.

Schedule increases and/or decreases "inside" the guidelines will be considered. If labor, capital and materials issues can be resolved, these schedule changes will be implemented. (Note" in all cases Seller will build out all WIP).

Buyer will cover Seller actual costs for unique material costs absorbed by Seller because of schedule decreases. This could include inventory and handling costs at Seller plus Seller supplier incurred charges.

* CONFIDENTIAL TREATMENT REQUESTED

27. EXHIBIT E MCS PACKAGING GUIDE

This document, document number A-F-FSGUIDE-GS-DAOO REV E is included herein by reference.


28.  EXHIBIT F QUALITY AND RELIABILITY AGREEMENT


1.0      GENERAL

This Exhibit sets forth and defines the requirements for quality and reliability processes and performance pertaining to the product(s) as listed in BOA Exhibit A and detailed in Table I of this Exhibit.

If the Seller chooses to purchase the finished product(s) or any part(s) used therein from a third party for re-sale to the Buyer, Seller shall notify Buyer of such intent, and be responsible to assure that the third party product(s) meets all requirements of this BOA and all Exhibit(s).

Seller shall notify Buyer of any changes in product design, internal manufacturing process or location, or source of materials used in the production of Buyer's product(s), prior to the implementing such changes. Buyer may request product qualification samples to assure there is no negative impact of any such changes on Buyer's processes or products prior to authorizing or accepting further delivery of product.

2.0      QUALITY AND RELIABILITY ASSURANCE

2.1      CONFORMANCE TO THE PRODUCT (PURCHASE/ENGINEERING) SPECIFICATION

Prior to production of product, Seller shall perform tests to assure conformance to the Buyer's Product (Purchase/Engineering) Specification. This shall include but not be limited to all environmental, safety, and regulatory requirements contained therein. In addition, Seller shall work with Buyer's designated engineering representatives to assure conformance to any and all end-use (systems configuration) performance requirements. Seller shall, upon Buyer's request, provide any test results or agency reports that the Buyer may require, for review and concurrence.

Seller shall acquire all materials and manufacture said materials in such a manner that the agency certifications and ratings are maintained in the Seller's finished product.

Seller shall provide to Buyer copies of all regulatory and safety agency submittal reports and approvals, to facilitate Buyer's timely achievement of required end-use system-level agency submittals.

2.2      PRODUCT SAFETY ISSUES

Seller shall designate a representative within its organization to interface with Buyer on product safety issues. The Seller shall maintain an internal product safety reporting process and a method to insure that the Buyer is notified within 24 hours of Seller's gaining knowledge of real or potential product safety problems.

2.3      PRODUCT MARKING AND TRACEABILITY

Seller shall assure that records are maintained for traceability of all regulatory controlled parts listed in any agency (UL, CSA, TUV, etc.) reports. Regulatory controlled parts must be traceable to their source of manufacture by lot code, date code or serialization. This inform shall be provided to the Buyer upon request.

Finished product shipped to the Buyer shall be marked in accordance with the requirements of the Buyer's Product (Purchase/Engineering) Specification. For serialized products, the general format shall be SSYWWxxxxx, where SS is the Seller's supplier code (assigned by the Buyer), Y is the last digit of the calendar year, WW is the calendar week, and xxxxx is a unique alpha-numeric sequence.

Any bar code labels shall conform to industry standard Code 39 format, and UPC-A as applicable, with size and location as specified in Buyer's Product (Purchase/Engineering) Specification.

2.4      WORKMANSHIP

Seller shall be responsible to assure that all product provided to Buyer meets all requirements of the Seller's internal workmanship standards and practices. It is further expected that such Seller standards and practices are sufficient to assure that the product provided to the Buyer meets all quality, reliability, safety and regulatory agency requirements.

2.5      QUALITY SYSTEM PLAN

Seller shall submit to the Buyer for review and concurrence a Quality Manual and a Quality Control Plan. The plans shall define the Seller's overall Quality Assurance system elements, and detail inspection, test and audit points for manufacture of Buyer's material. If ISO 9000 registration has been achieved, the plan shall identify the level achieved (9001, 9002, 9003) by Seller facility and location.

2.6      PRODUCT ACCEPTANCE REQUIREMENTS

Seller shall demonstrate to Buyer's satisfaction that its process control systems and assurance processes deliver product that meets these acceptance requirements.

Seller shall insure that product delivered to the Buyer's receiving facility meets all the requirements of:

     * Product Specification (Buyer's Purchase/Engineering Specification) and all recognized standards and requirements referenced therein.
     *   Product marking per external agency requirements.
     *   Product protection against damage and loss.
     * End use (systems level) performance requirements as mutually agreed to by both Buyer and Seller. o Product specific performance levels as negotiated between Buyer and Seller and defined in Section 3.0 below.
     * Compliance to then current European Economic Community standards and application of "CE" mark to product marking, as applicable.

Seller shall make all product acceptance data available to Buyer for review, upon request.

2.7      PRODUCT RELIABILITY

All qualification and reliability testing shall be conducted at the Seller' site with representatives of the Buyer present at the Buyer's option.

Buyer shall have full access to all reliability plans and test results data generated by Seller. These shall include, but not be limited to, MTBF predictions and associated environmental parameters, acceleration factors, component derating factors, stress test parameters, test conditions, test failures, number of unit hours, time to failure, failure modes and symptoms, root cause failure analysis, and resultant corrective actions.

Summary reports of results for each phase of reliability testing shall be published and provided to the Buyer's Quality Assurance organization.

Reliability Testing shall be accomplished in three phases:

     * Phase I shall assure that the product design is capable of achieving the inherent design reliability.

     * Phase II shall assure that the manufacturing process does not degrade the inherent design reliability.

     * Phase III shall assure that the reliability performance of the product design and the manufacturing process are maintained during volume production. It shall also serve as an ongoing process control point, with data provided to the Buyer. Buyer and Seller mutually agree to the content, format, and frequency of reporting as set forth in
         Section 3.4 below.

Buyer reserves the right to review Seller's test plans for each phase of reliability testing, at lease one month prior to the start of that phase. If such review is conducted, Buyer's concerns shall be raised and resolved jointly with the Seller before each test phase can commence. Seller's plans will include mutually agreed-upon statistical confidence limits for each phase of testing, where applicable.

The Seller shall be solely responsible to assure that the product design, third party vendor components, and manufacturing processes employed in the production of the product meet the product reliability requirements as set forth in the Product Specification (Buyer's Purchase/Engineering Specification). Seller shall further assure that any changes to the product design as a result of engineering change, vendor change, or process change do not adversely affect the reliability of the product as delivered to Buyer.

2.8      CONTINUOUS IMPROVEMENT PROCESS

Having achieved the requirements of the Product Specification (Buyer's Purchase/ Engineering Specification), Seller shall implement a process to continuously improve the level of product performance within the manufacturing process. Seller shall establish a performance baseline for the Buyer's product and shall negotiate with the Buyer mutually acceptable goals for periodic product and process improvement. Agreed-upon goals shall be documented in Section 3.0 below.

Buyer and Seller agree that major product design changes will normally be required to significantly increase the inherent reliability performance of the product. However, infancy failure rates may be improved through continuous improvement of the manufacturing process and purchased vendor components.

2.9      CORRECTIVE ACTION

If at any time data from either the Seller' or Buyer's control and measurement systems indicates that product quality and/or reliability has fallen below the minimum agreed-to levels, corrective action shall commence immediately. It will continue until the quality and/or reliability again meets or exceeds the minimum acceptable levels. The following is required of the Seller, as a minimum:

     * Immediately notify the Buyer of the problem, its manifestations, symptoms, and an initial assessment of the problem severity and impact.

     *   Perform root cause failure analysis.

     * Communicate corrective action to the Buyer within a mutually agreeable time frame.

     * Take whatever actions are deemed necessary, including additional inspections and tests, until the Seller's manufacturing process is demonstrated to be under control.

     * Instruct Buyer in dispositioning product if product in Buyer's possession or at Buyer's customers' sites is affected or suspect.

     * If required, discontinue shipment to Buyer until the correction action has been proven to be satisfactory to the Buyer and Seller.

Should failures/defects occur in the Seller's production process that are repetitive in nature but which do not cause process control limits to be exceeded, Seller shall immediately notify Buyer and corrective action shall commence immediately. Seller shall resolve problem(s) in a reasonable period of time thereafter.

Buyer's personnel may become involved in problem evaluation activities at the Seller's facility if Buyer determines that such involvement is necessary and appropriate, or if Seller requests such support.

Seller's personnel may be requested to come to the Buyer's facility to participate in problem evaluation activities to facilitate timely problem resolution, if Buyer and Seller agree that such involvement is necessary and appropriate.

2.10     FAILURE ANALYSIS REPORTING

From time to time, failed product will be returned to the Seller as set forth in the BOA. Some product may be under warranty, and some may be out of warranty. This section applied to all returned product, whether still under warranty or not.

When product fails at the Buyer's manufacturing facility or at Buyer's customer site(s), it will be returned to the Seller for analysis and repair. The Seller shall generate a Failure Analysis Report listing each returned product by model and serial number, detailing type of failure, verification testing process performed, and whether or not the failure mode could be verified or duplicated. If the failure mode was duplicated, the report should also list specific action taken to repair the product (components replaced, etc.), and any action(s) taken within the Seller's manufacturing process or the design of the product to prevent recurrence of the problem.

Unverified failures shall be prominently identified in the report to allow the Buyer's personnel to engage in further analysis activities when the returned product is received at the Buyer's manufacturing facility. Buyer reserves the right to contest claims of unverified failures if returned product continues to fail in Buyer's manufacturing process or field repair facilities.

Based upon the severity or magnitude of the product failures at the Buyer's facility, the Buyer may request that "priority" handling or root cause failure analysis be performed on selected returned product by the Seller. In such cases, Seller shall provide more detailed Failure Analysis Reports to the Buyer, including root cause component analysis and other relevant information as appropriate.

The turnaround time for the Seller to generate a Failure Analysis Report and send it to the Buyer's Quality Assurance organization shall be agreed upon by Buyer and Seller at the time of product return to Seller's repair facility for critical problems identified as "priority" by the Buyer. If additional time is required due to the nature of the failure, that shall be negotiated for each case by Buyer and Seller. For normal production returns, Failure Analysis Reports shall be sent to the Buyer's Quality Assurance organization when the product is repaired and returned to the Buyer's facility.

The Buyer may also issue SCAR (Supplier Corrective Action Request) forms from time to time to address systemic failure modes, or failure modes that do not meet agreed-upon performance levels. Seller will be expected to respond to all such forms within the timeframe specified on the SCAR form.

2.11     AUDITS

The Buyer reserves the right to engage in audits of the Product at the Seller's site, audits of the Seller's manufacturing process, and audits of the Seller's business or plant support processes at any time during the life of this contract. Buyer will notify Seller at lease seven (7) working days in advance of its desire to perform an audit and shall identify areas to be covered by the audit.

3.0      PRODUCT SPECIFIC REQUIREMENTS

3.1      QUALITY ACCEPTANCE REQUIREMENTS

3.1.1    Measure of Outgoing Product Performance at Seller's Facility

         Prior to shipment to the Buyer, the quality of new products, spare parts, and repaired and refurbished product shall be measured. If the quality falls below the minimum acceptable level, the corrective action process (Sec. 2.9) shall commence immediately. Minimum performance levels by product shall be agreed to by Buyer and Seller.

3.1.2    Measurement of Product Performance at Buyer's Facility

         Buyer shall institute a standardized data collection and reporting system to measure the performance of the Seller's products in the Buyer's manufacturing process. It is expected that the performance of Seller's product as measured at Buyer's facility shall be substantially equivalent to the outgoing product performance per section 3.1.1. If major deltas in performance beyond the expectations stated in section 3.1.1 are experienced, then the Seller shall immediately commence corrective action activity (see section 2.9).

3.2      PRODUCT RELIABILITY PERFORMANCE

Seller shall assure that reliability performance is maintained during volume production. Phase III testing shall begin with the first production shipment to the Buyer and shall continue for the life of the program. Seller shall submit a comprehensive plan for Phase III testing that describes how the minimum acceptable MTBF will be demonstrated. Statistical confidence limits will be included if applicable. As closely as possible, the test sample will reflect the mix of product Buyer is purchasing.

Specified product MTBFs and lower statistical confidence limits of the Seller's test method shall be agreed by Buyer and Seller, and listed in Table I, as applicable.

3.3      CONTINUOUS IMPROVEMENT

During execution of this agreement, Seller shall establish plans and goals to continuously improve the outgoing product performance as defined in section 3.1.1.

As continuous improvement is achieved, product performance expectations shall be updated when the contract is periodically reviewed.

3.4      PERFORMANCE DATA REPORTING

During the execution of this agreement, Seller shall provide Buyer with data reports in a mutually agreeable reporting format. Data from the Seller's manufacturing and product acceptance processes shall be reported to Buyer on a monthly basis, and shall contain at a minimum the information detailed in sections 3.1 thru 3.3, detailed in Table I.


                                     TABLE I

DIGITAL PN                 DESCRIPTION                PPM         MTBF    *
----------                 -----------                ---

5131-110-17690             Printer 105W              2000
20-39403-01                300W 5V DC-DC             1000
20-39893-02                200W 3.3V DC-DC           1000
20-39894-01                250W Dual                 1000
20-46895-01                138W 2.3V DC-DC           1000
30-34690-01                Pmariah (H7819-AA)        2000
30-35042-01                Waverly                   2000
30-39579-01                Laser 16 Amp                 0
30-39579-02                Laser 30 Amp                 0
30-39579-03                Laser 20 Amp                 0
30-41323-01                AC Dist Box               2000
30-41323-02                AC Dist Box ECO           2000
30-41523-01                2400W Bulk                2000
30-41782-01                One Hub 163W (H7894-MA)   2000
30-41976-01                Widetower                 2000
30-41976-02                Widetower Variant         2000
30-42075-01                Madison USA                  0
30-42075-02                Madison Euro                 0
30-42756-01                2400W BBU                 1000
30-42856-01                2400W Battery             1000
30-44712-01                Rawhide                   2000
30-45494-01                ISIS - 4                  2000
70-29764-05                150W Stg 1 Green          1000
70-29764-08                150W Stg 1 Gray           1000
70-29764-12                48V DC Storme             2000
70-29764-13                48V DC Gray               2000
70-29764-14                150W Stg 1 Teal           1000
TBD                        180W Stg 1 +               TBD

* Per purchase specification